Exhibit 10.1
PENSON WORLDWIDE, INC.
2008 RESTRICTED STOCK BONUS INCENTIVE PLAN
I. PURPOSE OF THE PLAN
          This 2008 Restricted Stock Bonus Incentive Plan is intended to promote the interests of Penson Worldwide, Inc., a Delaware corporation, and provide further incentive to Plan Participants by giving such persons the option to elect to receive a portion of any discretionary bonus payment that they may be entitled to receive during the term hereof in the form of RSUs instead of cash, subject to the restrictions set forth herein.
          Capitalized terms shall have the meanings assigned to such terms in the attached Appendix I.
II. ADMINISTRATION OF THE PLAN
          The Plan shall be administered by the Compensation Committee, which shall have full power and authority, subject to the provisions of the Plan, to establish such rules as it may deem appropriate for proper administration of the Plan, to make all factual determinations (including the validity of any Participation Election Form), to construe and interpret the provisions of the Plan and to resolve any and all ambiguities hereunder. Subject to the foregoing, the Chief Executive Officer of the Corporation and his designee(s) shall be responsible for the day-to-day management of the Plan.
III. PARTICIPATION AND TERMS OF AWARDS
     A. Eligibility.
          The Compensation Committee shall determine, in its sole discretion, the persons eligible to become Plan Participants, and may also, in its sole discretion, remove Plan Participants from eligibility to participate in the Plan.
     B. Participation Election.
          At any time up to 5:00 p.m., Central Time, on an Election Date, any Plan Participant may, but shall not be required to, elect to participate in the Plan by completing, executing and delivering to the Chief Executive Officer of the Corporation or his designee(s) a Participation Election Form, a form of which is attached hereto as Appendix II. Each submitted Participation Election Form, or a summary of the election set forth thereon, will then be provided to the Compensation Committee.
          The Participation Election Form shall state the percentage of each applicable bonus payment that the Plan Participant elects to receive in the form of an RSU grant, pursuant to the terms of this Plan, to be received under the Corporation’s current policies for discretionary bonuses on the next succeeding Bonus Payment Date; provided, that in no event shall the RSU component of any such payment be in excess of fifty percent (50%) of the Bonus Amount. Any discretionary bonuses will be awarded, if at all, only in accordance with the then current policies of the Corporation with respect thereto, and nothing herein or in any Participation Election Form shall confer upon any Plan Participant the right to receive a bonus payment on a Bonus Payment Date.
     C. Grant of RSUs.
          For each Plan Participant who executes and delivers a Participation Election Form, the Compensation Committee will grant an award of RSUs to be calculated as follows:
1. The Bonus Amount for that discretionary payment will be multiplied by the RSU Bonus Percentage, resulting in the RSU Bonus Amount.
2. The RSU Bonus Amount will be multiplied by one-hundred thirty percent (130%), resulting in the RSU Value.
3. The RSU Value will be divided by the Common Stock Fair Market Value, resulting in the RSU Share Grant Amount.
          Under no circumstances shall any such award include units representing fractional shares of Common Stock, and in lieu of any such fractional shares the Plan Participant shall receive the cash value thereof together with the payment of the cash portion of his or her discretionary bonus payment.
          Upon the grant of an RSU award to a Plan Participant in accordance with the preceding paragraph, the cash component of such Plan Participant’s discretionary bonus payment on the Bonus Payment Date shall equal the balance of the Bonus Amount not allocated to the RSU Bonus Amount, plus the cash value of any fractional share, as described above.
     D. RSU Vestng.
          All RSUs awarded by the Compensation Committee in accordance with Section III.C. above shall vest in sixteen (16) successive equal quarterly installments over the forty-eight (48) months beginning on the Bonus Payment Date. In addition, all unvested RSUs of a Plan Participant shall immediately vest in full upon the termination of such Plan Participant’s employment by the Corporation (or any Subsidiary employing such person) for any reason other than Cause as well as termination as a result of death or disability (“disability” meaning the inability of a Plan Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment as determined by the Compensation Committee on the basis of such medical evidence as the Compensation Committee deems warranted under the circumstances). Except as set forth in the immediately preceding sentence, the vesting and forfeiture of all RSU awards in connection herewith shall be as set forth in the Stock Incentive Plan. Nothing herein shall be deemed an amendment to any term or provision of the Stock Incentive Plan, and in the case of any inconsistency or disagreement between any term or terms of this Section and any term or terms of the Stock Incentive Plan, the term or terms of the Stock Incentive Plan shall control. Each agreement evidencing an award of RSUs as contemplated hereby shall be in substantially the form attached hereto as Appendix III (with such changes to thereto as the Compensation Committee may be necessary or appropriate).
     E. Revocation
          Once a Participation Election Form has been completed and submitted, the election set forth therein shall become binding and may not be revoked by the Plan Participant.
IV. MISCELLANEOUS
     A. Effective Date and Term of the Plan.
          The Plan shall become effective on June 17, 2008, and shall terminate on the first anniversary thereof unless terminated earlier by the Compensation Committee or the Board.
     B. Amendment of the Plan.
          The Compensation Committee or the Board shall have complete and exclusive power to amend or modify the Plan in any and all respects; provided, that in no event may the Board or the Compensation Committee amend or modify the Plan in a manner requiring approval by the stockholders of the Corporation without obtaining stockholders’ approval.
     C. No Employment/Service Rights.
          Nothing in the Plan or any Participation Election Form shall confer upon any Plan Participant any right to continue in employment for any period of specific duration or interfere or otherwise restrict in any way the rights of the Corporation (or any Subsidiary employing such person) or of the Plan Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

APPENDIX I
DEFINITIONS
The following definitions shall be in effect under the Plan:
A. Bonus Amount means the total dollar amount of a discretionary bonus determined by the Compensation Committee, if any, on each Bonus Payment Date.
B. Bonus Payment Date means each of the applicable dates on which the Compensation Committee determines discretionary bonus payments in accordance with the Corporation’s then current policies for discretionary bonuses, which will be the date on which awards of RSUs may be granted as contemplated in Section III.C. above. Bonus Payment Dates will be established by the Compensation Committee following June 30, 2008, for the period from January 1, 2008 to June 30, 2008, and following December 31, 2008, for the period ending on December 31, 2008.
C. Board means the board of directors of the Corporation, as such shall be constituted from time to time.
D. Business Day means a day other than Saturday, Sunday or other day on which the NASDAQ Stock Market is authorized or required by law to close.
E. Cash Bonus Reduction Amount means the value, in U.S. dollars, by which the Plan Participant’s discretionary bonus is reduced as a result of the election made by such Plan Participant on the Participation Election Form. For bonuses that are paid in a currency other than the U.S. dollar, the dollar value thereof shall be determined using the conversion rate set forth in the Wall Street Journal on the date five Business Days immediately preceding the Bonus Payment Date.
F. Cause means (in addition to any definition given such term in any employment agreement between the Corporation or a Subsidiary, on the one hand, and the Plan Participant, on the other hand, which definition is incorporated herein by reference with respect to such Plan Participant): (i) a conviction or plea of nolo contendre by the Plan Participant to a felony offense or any crime that could have an adverse effect on the Corporation or a Subsidiary or on the Plan Participant’s job performance; or (ii) the Corporation’s good faith determination that (a) the Plan Participant has engaged in theft, fraud, embezzlement or dishonest conduct with respect to any property or funds of the Corporation or a Subsidiary, or of any vendor, partner, employee or customer of the Corporation or a Subsidiary, or (b) the Plan Participant has engaged in a significant act of misconduct which has had an adverse effect on the business, operations, reputation or business prospects of the Corporation or any Subsidiary.
G. Common Stock means the common stock, par value $0.01 per share, of the Corporation.
H. Common Stock Fair Market Value shall mean the closing sales price of a share of the Corporation’s Common Stock on the Stock Exchange on which such stock is traded on the trading date immediately preceding the Bonus Payment Date.
I. Compensation Committee means the compensation committee of the Board, as such shall be constituted from time to time.
J. Corporation means Penson Worldwide, Inc., a Delaware corporation.
K. Election Date means the last date on which a Participant may elect to participate in the Plan, which shall be June 17, 2008, with respect to the Bonus Payment Date during the summer of 2008, and December 14, 2008, with respect to the Bonus Payment Date during the winter of 2008/2009.
L. Participation Election Form means the document to be completed and signed by any Plan Participant choosing to participate in the Plan, a form of which is attached hereto as Appendix II.
M. Plan means the Corporation’s 2008 Restricted Stock Bonus Incentive Plan.
N. Plan Participant means any employee of the Corporation or any Subsidiary that the Compensation Committee determines, in its sole and absolute discretion, should be permitted to participate in the Plan.
O. RSU means restricted stock units awarded pursuant to the Corporation’s Stock Incentive Plan.
P. RSU Bonus Amount means the dollar amount resulting from multiplying the Bonus Amount by the RSU Bonus Percentage.
Q. RSU Bonus Percentage means the percentage selected by a Plan Participant as the portion of a discretionary bonus to be paid in RSUs, as set forth on such Plan Participant’s Participation Election Form.
R. RSU Share Grant Amount means the number of shares of the Corporation’s Common Stock to be covered by an RSU grant as part of a discretionary bonus.
S. RSU Value means the dollar amount derived by multiplying the RSU Bonus Amount by one-hundred thirty percent (130%).
T. Stock Exchange means the NASDAQ Stock Market, the American Stock Exchange or the New York Stock Exchange.
U. Stock Incentive Plan means the Corporation’s Amended and Restated 2000 Stock Incentive Plan.
V. Subsidiary means any corporation (other than the Corporation), limited liability company, partnership or other entity in an unbroken chain of such entities beginning with the Corporation, provided each such entity (other than the last in such chain) in the unbroken chain owns, at the time of the determination, stock or other equity interests possessing fifty (50) percent or more of the total combined voting power of all classes of equity interests in one of the other entities in such chain.

APPENDIX II
U.S. EMPLOYEE PARTICIPATION ELECTION FORM
This Participation Election Form is being submitted by the undersigned in accordance with the 2008 Restricted Stock Bonus Incentive Plan (the “Plan”) of Penson Worldwide, Inc. (the “Corporation”).
Capitalized terms used but not defined herein shall have the meaning set forth in the Plan, a copy of which has been provided to each Plan Participant. In case of any inconsistency or disagreement between the term(s) of this Participation Election Form or the Plan, the term(s) of the Plan shall control.
Plan Participant should complete a separate Participation Election Form for each Bonus Payment to be received under the Plan.
     Plan Participant and Election Information
Name of Plan Participant:
Bonus Payment Date to which this election applies (circle one):
For Period Ending June 30, 2008
For Period Ending December 31, 2008
RSU Bonus Percentage:                      %. (This is the percentage amount of the referenced discretionary bonus that the Plan Participant would like the Compensation Committee to pay in the form of an RSU grant, which may not to exceed fifty percent (50%) of the Bonus Amount, as defined in the Plan.
Tax Withholding: Required tax withholding with respect to delivery of shares of Common Stock upon each vesting date of RSUs received pursuant to this election shall be paid in cash or the withholding of shares, as elected below:
     Cash                          Share Withholding                      (check one)
The foregoing election cannot be changed once made with respect to each covered Bonus Payment.
This Agreement, including the Plan, and any agreement between the Corporation and the Plan Participant with respect to RSUs that may be granted in connection herewith, constitute the entire agreement between the Plan Participant and the Corporation relating to this subject matter. No other prior or contemporaneous agreements, promises, representations, covenants, warranties, or any other undertaking whatsoever respecting such matters shall be deemed in any way to exist or to bind the Corporation or the Plan Participant. The Plan Participant acknowledges and agrees that he or she has not executed this Participation Election Form in reliance on any such other agreement, promise, representation, covenant, warranty, or undertaking.

By signing and dating below, the Plan Participant acknowledges and agrees that he or she has read and agrees to the terms of the Plan and this Participation Election Form as set forth above.
Plan Participant

Date:

APPENDIX III
FORM OF PENSON WORLDWIDE, INC.
RESTRICTED STOCK UNIT ISSUANCE AGREEMENT
RECITALS
          A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).
          B. The Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Common Stock to the Participant under the Stock Issuance Program.
          C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.
NOW, THEREFORE, it is hereby agreed as follows:
1. Grant of Restricted Stock Units. The Corporation hereby awards to the Participant, as of the Award Date, Restricted Stock Units under the Plan. Each Restricted Stock Unit represents the right to receive one share of Common Stock following the vesting date of that unit. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for those shares, the dates on which those vested shares shall become issuable to the Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.
AWARD SUMMARY

Award Date:	, 200___

Number of Shares Subject to Award:	[NUMBER] shares of Common Stock (the “Shares”)

Vesting Schedule:	The Shares shall vest in sixteen (16) successive equal quarterly installments upon the Participant’s completion of each three (3)-month period of Service over the forty-eight (48) months measured from , 200__. However, one or more Shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 5 of this Agreement.

Issuance Schedule	The Shares in which the Participant vests in accordance with the foregoing Vesting Schedule will be issuable on such date following vesting as determined by the Plan Administrator but in no event later than March 15 of the year following the year in which the Shares vest. The issuance of the Shares shall be subject to the Corporation’s collection of the applicable Withholding Taxes. The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Paragraph 7 of this Agreement. In no event shall any fractional shares be issued. Accordingly, the total number of shares of Common Stock to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.
2. Limited Transferability. Prior to actual receipt of the Shares which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance. The Participant may also direct the Corporation to issue the stock certificates for any Shares which in fact vest and become issuable under the Award during his or her lifetime to one or more designated family members or a trust established for the Participant and/or his or her family members. The Participant may make such a certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.
3. Cessation of Service. Except as set forth in Paragraph 5 below, should the Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of Restricted Stock Units will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.
4. Stockholder Rights. The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance upon the Corporation’s collection of the applicable Withholding Taxes.
5. Accelerated Vesting.
a) Change in Control.
(1) Should a Change in Control occur during the Participant’s period of Service, then this Award shall automatically accelerate in full so that this each Restricted Stock Units subject to this Award shall, immediately prior to the consummation of the Change in Control, vest, and the shares of Common Stock subject to those units shall be issued as fully-vested shares.
(2) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
b) Termination of Employment. Any unvested portion of this Award shall immediately vest in full upon the termination of the Participant’s employment by the Corporation (or any Subsidiary employing such person) for any reason other than Cause as well as termination as a result of death or disability (“disability” meaning the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment as determined by the Compensation Committee of the Board acting as Plan Administrator on the basis of such medical evidence as the Compensation Committee deems warranted under the circumstances).
6. Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.
7. Collection of Withholding Taxes.
a) Until such time as the Corporation provides the Participant with notice to the contrary, the Corporation shall collect the federal, state and local income taxes , as well as the employee portion of the FICA taxes (Social Security and Medicare) required to be withheld with respect to the issuance of the vested Shares hereunder either through (i) receipt of cash from the Participant, either via direct payment or payroll withholding (in the discretion of the Corporation), or (ii) an automatic Share withholding procedure pursuant to which the Corporation will withhold, at the time of such issuance, a portion of the Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of those taxes (the “Share Withholding Method”), as elected by the Participant; provided, however, that the amount of any such tax withholding shall not exceed the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income. The Participant shall be notified in writing in the event such Share Withholding Method is no longer available.

b) Should any Shares be issued at a time when the Share Withholding Method is not available, or should Participant elect the option first listed below, then the federal, state and local income taxes required to be withheld with respect to those Shares shall be collected from the Participant through the Participant’s delivery of his or her separate check payable to the Corporation or consent to payroll withholding in the amount of such Withholding Taxes (in the discretion of the Corporation).
8. Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.
9. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Except to the extent electronic notice is expressly authorized hereunder, any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated below the Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or electronic delivery to the extent authorized hereunder or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
10. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.
11. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.
12. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Texas without resort to that State’s conflict-of-laws rules.
13. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.
          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

PENSON WORLDWIDE, INC.
By:
Title:

[NAME]

Signature:
Address:

APPENDIX A
DEFINITIONS
          The following definitions shall be in effect under the Agreement:
A. Agreement shall mean this Restricted Stock Unit Issuance Agreement.
B. Award shall mean the award of restricted stock units made to the Participant pursuant to the terms of this Agreement.
C. Award Date shall mean the date the restricted stock units are awarded to the Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.
D. Board shall mean the Corporation’s Board of Directors.
E. Cause shall have the meaning given such term in the Corporation’s 2008 Restricted Stock Bonus Incentive Plan.
F. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:
(i)	a merger, consolidation or reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and substantially in the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii)	any stockholder-approved transfer or other disposition of all or substantially all of the Corporation’s assets, or

(iii)	the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board recommends such stockholders to accept.
G. Code shall mean the Internal Revenue Code of 1986, as amended.
H. Common Stock shall mean shares of the Corporation’s common stock.
I. Corporation shall mean Penson Worldwide, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Penson

Worldwide, Inc. which shall by appropriate action adopt the Plan.
J. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
K. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:
(i)	If the Common Stock is at the time traded on a Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the Stock Exchange on the date in question, as such price is reported by the Stock Exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)	If the Common Stock is not at the time listed on any Stock Exchange, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.
L. 1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.
M. Participant shall mean the person to whom the Award is made pursuant to the Agreement.
N. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
O. Plan shall mean the Corporation’s 2008 Restricted Stock Bonus Incentive Plan, as amended and restated.
P. Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.
Q. Service shall mean the Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, the Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which the Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Participant may subsequently continue to perform services for that entity.
R. Stock Exchange shall mean the NASDAQ Stock Market, the American Stock Exchange or the New York Stock Exchange.
S. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
T. Withholding Taxes shall mean (i) the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the shares of Common Stock under the Award and (ii) the federal, state and local income taxes required to be withheld by the Corporation in connection with the issuance of those vested shares.